Mail Stop 3561



July 18, 2005

Carmine N. Stella
President
Capital Beverage Corporation
700 Columbia Street, Erie Basin, Building #32
Brooklyn, NY  11231



	RE:	Capital Beverage Corporation
		Form 10-K for the Year Ended December 31, 2004 filed
April
15, 2005
		Form 10-Q for the Quarter Ended March 31, 2005 filed May
23, 2005
            	File No. 1-13181


Dear Mr. Stella:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



									Michael Moran
									Branch Chief